Exhibit 21.1

ARTHROCARE CORPORATION

SUBSIDIARIES OF THE REGISTRANT

ArthroCare International, Inc.

ArthroCare Foreign Sales Corporation

ArthroCare Corporation Cayman Islands

ArthroCare Deutschland GmbH

ArthroCare U.K. LTD

ArthroCare Europe AB

ArthroCare Italy SPA

ArthroCare France SRL

AngioCare Corporation

ArthroCare Costa Rica SRL

ArthroCare Atlantech Medical Devices

ArthroCare Atlantech-GmbH